EXHIBIT 4.1


55 Water Street, 45th Floor                               Frank A. Ciccotto, Jr.
New York, NY  10041                                            Managing Director
Tel. 212-438-4417                                            E-Business Services
Fax 212-438-7748
frank_ciccotto@
standardandpoors.com            STANDARD & POOR'S
                     A Division of The McGraw Hill Companies


                                December 4, 2003

Van Kampen
1 Parkview Plaza
Oakbrook Terrace, IL 60181

The Bank of New York
101 Barclay Street, 17 West
New York, New York 10286
Unit Investment Trust Dept.

            Re: Van Kampen Focus Portfolios, Taxable Income Series 51

Gentlemen:

     We have examined Registration Statement File No. 333-109460 for the above mentioned trust. We hereby acknowledge that Standard & Poor's Securities Evaluations, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Standard & Poor's Securities Evaluations, Inc., as evaluator.

     In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

     You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                               Sincerely,

                                                           /s/ FRANK A. CICCOTTO
                                                               Vice President